Exhibit 10.24

AGREEMENT

BETWEEN:

DUANE READE INC.

—and—

LOCAL 340A, NEW YORK JOINT BOARD, UNITE-HERE

*        *        *

April 1, 2006 - March 31, 2009

AGREEMENT made and entered into April 1, 2006 by and between DUANE READE, INC., 440 9th Avenue, New York, (hereafter called the “Employer”), and LOCAL 340A, New York, JOINT BOARD, UNITE-HERE, 31 West 15th Street, New York, New York 10011 (hereafter called the “Union”).

WITNESSETH:

WHEREAS, the parties hereto desire to cooperate in establishing and maintaining proper and suitable conditions, and to secure uniform and equitable terms of employment and conditions of labor satisfactory to Employer and employees;

NOW, THEREFORE, in consideration of the mutual covenants and agreement hereinafter contained, it is mutually agreed as follows:

ARTICLE 1. RECOGNITION AND UNION SECURITY

A.    The Employer recognizes the Union as the sole and exclusive bargaining agent for all clerks, cashiers, pharmacy clerks, pharmacy technicians, and photo technicians employed in the Employer’s stores.

B.     It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing, and those who are not members on the effective date of this Agreement shall on the 45th day following the effective date of this Agreement, or after the execution date of the Agreement, whichever is later, become and remain members in good standing in the Union. It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall on the 45th day following the beginning of such employment become and remain members in good standing in the Union.

ARTICLE 2. COLLECTIVE BARGAINING UNIT

A.    The collective bargaining unit covered by this Agreement shall consist of all Covered employees employed in the Employer’s Stores who are employed for twenty (20) hours or more per week, excluding store managers, assistant store managers, pharmacists, clericals, individuals supplied by contractors, guards and supervisory employees as may be defined in the National labor Relations Act, as amended.

B.     Seasonal employees hired temporarily or supplied by a contractor for the Christmas season no earlier than December 15th and terminated no later than the next January 5th in any year shall also be excluded from the coverage of this Agreement.

C.     The Employer agrees to layoff sub part-time employees in a store (those who work less than 20 hours per week) before reducing the hours of bargaining unit employees in the same store. The preceding sentence only applies to situations when the Employer chooses to reduce the hours of a bargaining unit employee by three (3) or more hours per week.

ARTICLE 3. TRIAL PERIOD

A.    A trial period of sixty (60) days shall be in effect for all new employees hired by the Employer, during which period the employee may be discharged with or without cause in the sole determination of the Employer, and such determination shall not be subject to the arbitration provision hereinafter set forth. The trial period for any new employee will be extended an additional sixty (60) days upon the Employer’s written request therefore. Employees retained in the employ of the Employer subsequent to the expiration of such trial period shall be deemed regular employees and placed on a seniority list of the employees of the Employer, such seniority to date back to the beginning of their employment.

ARTICLE 4. SENIORITY

A.    Seniority for entitlement purposes (such as vacation and benefit eligibility) shall be measured from date of hire by the Employer.

B.     Seniority for relative purposes (such as for layoff and recall) shall be recognized on a store by store basis. In no case shall seniority in one store be counted as seniority in another store.

C.     Seniority on a single store basis shall govern in all layoffs and rehirings provided the most senior employee has the present ability to satisfactorily perform the available work.

D.    An employee shall lose seniority in the event of the occurrence of any one of the following events.

1.      Quit

2.                 Discharge for cause

3.                 After layoff the employee is notified in writing to return to work and the employee fails to inform the Employer of his intention to so return within 48 hours after receipt of such notice.

4.                 The employee is on continuous layoff more than for six (6) months.

5.                 No show-no call. by failing to inform management of absences at least one hour before shift begins, except in emergencies. Informing management means speaking to the Store Manager or the Shift management, not another employee.

E.     Employees will be covered without a waiting period, for medical benefits only, in a company acquired store, providing said employee was covered by a previous medical plan at the time of acquisition.

ARTICLE 5. HOURS OF WORK

A.    The regular work week for all full-time employees shall not exceed forty (40) hours per week for any five (5) days out of a seven (7) day week in any store regularly opened seven (7) days per week. A full-time employee is defined as an employee who averages a minimum of thirty (30) hours per week over a quarter.

B.     Overtime shall be paid at the rate of time and one-half for all work over forty (40) hours per week.

C.     Part-time employees shall receive payment for vacations and holiday pay on a pro-rata basis of a forty (40) hour work week.

D.    All full-time employees based on seniority shall have the ability to request all available hours in their home stores, in order to maintain their full-time status. Employees cannot claim hours that they are already working in another store. It is understood that the employer will accommodate transfers, when the business allows, in stores under the jurisdiction of the Union. The Employer shall not involuntarily transfer an employee to a store outside this bargaining unit except as needed on a temporary basis.

E.     The Company shall make every reasonable commercial effort to maintain an employee ratio of 65% full time and 35% part time employees in all stores represented by the Union.

F.     The Employer will provide a 10-minute paid break for each four-hour block of work time. The Employer will allow a one half hour unpaid meal break for each six hour block of work time.

G.    Considering the needs of the business and the requirement that stores be staffed properly, work schedules shall be posted as far in advance as reasonably practicable before implementation.

ARTICLE 6. HOLIDAY

A.    Each employee who has completed six (6) months of service, excluding absences, shall be paid for the holidays listed in Paragraph B below regardless of whether the employee works on the holiday.

B.     The holidays to which the employee shall be entitled hereunder shall be:

Washington’s Birthday	Thanksgiving Day
Memorial Day	Christmas Day
Fourth of July	New Years Day
Labor Day	Personal Days (as below)

Employees will also be entitled to three (3) personal days each year. Personal days must be approved by the Store Manager, in advance, by giving forty eight (48) hours notice to the Store Manager in order to be paid. There will be no carry over of personal days. Eligible days not taken will be forfeited. Employees are not entitled to pay for unused personal days upon separation of employment.

C.     Should any of the aforementioned holidays to which an employee is entitled, fall on his day off or during his vacation, such employee shall, in addition to his regular pay, be paid for such holiday. Should any employee be called in to work on any holiday to which he is entitled, he shall receive holiday pay and straight-time pay for all hours worked on the holiday. Exclusive of holiday pay, if eligible, employees will only receive overtime pay if they actually work over forty (40) hours in a Holiday week.

D.    To be eligible for holiday pay, employees must work their scheduled day before and the scheduled day after a paid holiday.

E.     Part-time employees shall be entitled to holidays (including personal days) with pay on the same basis as herein above set forth but pro-rated in the proportion that their work hours bear to the full work week in the category in which employed based on average hours worked for the preceding quarter.

ARTICLE 7. LAYOFF AND DISCHARGE

A.    The Employer shall have the right to determine the number of employees from time to time required in the operation of its business and to determine the necessity for or extent of layoffs. The Employer will provide seven (7) days notice to the Union of layoffs resulting from a store closing.

B.     Employees, after the expiration of their trial period, may be discharged only for cause which includes but is not limited to reasons outlined in the company’s Rules of Conduct and Orientation booklet. In the event of any dispute as to the existence of cause for discharge, such dispute shall be determined in accordance with the grievance and arbitration provisions hereinafter contained. Unless the Employer receives a written claim of wrongful discharge within two (2) weeks of date of discharge, discharge shall be deemed to be for good cause.

ARTICLE 8. VACATIONS

A.    The Company agrees that, upon request, vacation pay shall be paid prior to the employee’s scheduled time off. All requests must be made on the pay period prior to the scheduled time off. It is understood that all eligible vacations must be taken in the calendar year or it will be forfeited. If an employee requests a delay and/or store management requests the vacation delay, it must be made in writing to the VP/Human Resources, who will respond within seven (7) days, in writing, if the request for delay is rejected.

B.     A blackout period will exist from November 1st each year until December 31st of each year where no vacation will be allowed. An employee will never be paid for vacation in lieu of time off. Employees who qualify for vacation during the blackout period, November 1st through December 31st, shall be eligible to take their vacation after January 1st of the next calendar year.

C.     All full and part-time employees shall be eligible for vacation pay as follows:

1.                 Upon completing six (6) months employment—one (1) week

2.                 Upon completing one (1) year employment—two (2) weeks

3.                 Upon completing seven (7) years employment—three (3) weeks

4.                 Upon completing fifteen (15) years employment—four (4) weeks

5.                 Upon completing twenty (20) years employment—five (5) weeks

Part-time employees shall be entitled to vacation on the same basis as set forth herein, but pro-rated in the proportion that their work hours bear to the full work-week based on average hours worked for the preceding quarter.

ARTICLE 9. FAIR TREATMENT AND RESPECT

A.    The Employer agrees that each employee should be treated with respect and dignity. The Employer will not tolerate verbal abuse or threats by managers. Corrective discussions should not be administered in the store selling areas or in front of other bargaining unit employees. The Union member may request the presence of the Union Steward or other witness at any disciplinary meeting. Discipline shall be administered in a professional, adult and non-confrontational manner.

B.     All written complaints regarding this section shall be addressed within ten (10) calendar days of receipt in the Company’s Human Resource department. Upon request, the Union will be provided a written summary of all actions resulting from such complaints.

ARTICLE 10. CHECKOFF

A.    During the second week of each and every month the Employer agrees to deduct and remit to the Union the Union’s regular membership dues and initiation fees, upon condition that the Union shall furnish the Employer with a lawful checkoff authorization form executed by the employee.

B.     The Employer will notify the Union of any revocation of such authorization received by it.

C.     This authorization shall automatically renew itself unless written authorization for revocation is submitted as above directed.

D.    Any monies deducted, except monies deducted in error, from the employees are to remain the property of the Union, and in no event shall the Employer be permitted to use said monies for any other purpose, but as stipulated above.

E.     All monies deducted in accordance with the provisions of this section shall be promptly remitted to the Union or its office with a list of all workers and the amounts of money deducted from each.

F.     The Employer agrees to deduct from the wage of its employees who are members and who voluntarily authorize such contributions on forms designated for that purpose, contributions to UNITE HERE, campaign committee. The amounts deducted pursuant to the voluntary authorization shall be sent to the treasurer of UNITE HERE on monthly intervals. These transmittals shall be accompanied by a list of contributions made by those employees for whom such deductions have been made.

ARTICLE 11. MANAGEMENT PREROGATIVE

A.    Any and all rights and prerogatives of the Employer in the operation and management of its business and the direction of its employees, including the making of work rules in connection therewith, shall be and remain vested in the Employer, except as modified by this Agreement. The Employer will notify the Union of changes in work rules prior to implementation. The Union has the right to challenge any unreasonable changes in work rules.

B.     Except as limited by this agreement, the management of the business and the direction of working forces is vested exclusively in the Employer, and all employees shall perform any duties to which they may be assigned in the performance of their duties.

ARTICLE 12. WAIVER AND MODIFICATIONS

A.    The failure of either party to enforce any term, condition, covenant, rule or regulation contained herein, shall not be deemed to be a waiver of these terms, conditions, covenants, rules or regulations, nor shall either party be stopped from demanding performance of those terms, conditions, covenants, rules or regulations.

B.     The Employer and Union cannot modify or waive any of the provisions of this Agreement without the express written consent of the parties hereto.

ARTICLE 13. STRIKES AND LOCKOUTS

A.    There shall be no strike, picketing, slowdown, or work stoppage by the Union or its members, or a refusal by any employee to cross a picket line in sympathy with the sponsors of such picket line, and there shall be no lockout by the Employer of any kind whatsoever, during the life of this Agreement.

ARTICLE 14. GRIEVANCES AND ARBITRATION

A.    Any disputes between the Union and the Employer arising out of or under this Agreement shall be first taken up for amicable adjustment between the disputants.

B.     If the parties to any such dispute shall be unable to adjust such dispute, then such dispute shall be referred to arbitration. All complaints, disputes or grievances of whatsoever kind or nature arising between the Union and the Employer concerning any provision of this Agreement, shall be submitted for arbitration to an arbitrator designated by mutual agreement of the parties. If within ten (10) days the parties fail to reach agreement on the designation of an arbitrator the matter shall be submitted to the next arbitrator on the below list: (1) Marty Scheinman, (2) Elliot Schriftman, (3) Roger Maher and (4) Eugene Coughlin. The arbitration shall be brought on by written notice sent by the party requesting the same addressed to the other party at the address set forth in this Agreement. Said notice shall not be required to set forth the issues but should state that a grievance or dispute exists between the parties. The arbitrator shall upon such notice as he shall give to the parties, (which notice shall be deemed good and sufficient notice), proceed to a hearing at the time and place fixed by him. If either party fails or refuses or neglects to appear, then the arbitrator shall hear the evidence of the party appearing and render his decision as if both parties had appeared. The decision of the arbitrator shall be final and binding on the Employer, the Union and the employee(s). In making his decision, the arbitrator shall not have the right to add to, subtract from, alter, amend or modify any provision of this Agreement The parties consent that any papers, notices, process, including subpoenas, necessary or appropriate to institute or continue an arbitration, or to enforce, confirm or vacate an award, shall be deemed duly and sufficiently served if served by ordinary mail directed to the party’s address as set forth in this Agreement, or to the party’s attorney. The arbitrator is empowered to include in his award mandatory and injunctive relief and to assess damages. The expenses of arbitration hereunder shall be borne equally by the parties hereto.

C.     Time shall be of the essence in any arbitration proceeding and both parties to the dispute shall exert their best efforts in obtaining a speedy determination. Grievances regarding discipline/discharge disputes must be filed within fifteen (15) days after the event grieved. A subsequent demand for arbitration regarding the discipline/discharge dispute must be filed within forty (45) days after the event grieved or within ten (10) days after a final decision by the Employer to deny the grievance, whichever is sooner. Grievances regarding non-discipline/discharge disputes must be filed within forty-five (45) days after the event grieved or the date when the Union reasonably should have known of the event grieved, whichever is later. A subsequent demand for arbitration regarding the non-discipline/discharge dispute must be filed within forty-five (45) days after the grievance is filed. Failure to meet these time limits is a waiver of the dispute.

D.    Any claim for unpaid compensation to which an employee may be entitled under the provisions of this Agreement shall be deemed waived unless such claim is made within six (6) months from the date when such unpaid compensation may have become due and payable. Any such claim, made more than six (6) months after it was allegedly due and payable, shall not be subject to the grievance and arbitration provisions of this Agreement.

E.     The grievance and arbitration procedure set forth above shall be the sole and exclusive means for the determination of all disputes, complaints, controversies, claims or grievances whatsoever, including unfair labor practices, claims of discrimination or other alleged breaches of this Agreement. Neither party shall institute any action, charge or proceeding in a court of law or equity or before an administrative agency, state or federal other than to compel arbitration as provided in this Agreement, or with respect to the Award of an arbitrator. This provision shall be a complete defense to and also grounds for a stay of any action or proceeding instituted to the contrary.

ARTICLE 15. BEREAVEMENT LEAVE

A.    All covered employees who have been employed six (6) months or more by the Employer shall receive a maximum of three (3) days bereavement leave in the event of the death of a father, mother, sister, brother, child, spouse, or legal guardian. Bereavement leave shall be counted starting with the day after death, and the employee shall be paid for any day he is regularly scheduled to work during such three (3) days of leave. One additional paid day will be granted for deaths that require travel outside of the tri-state area. Employees will be entitled to one (1) day bereavement leave for the death of a grandparent or grandchild. The Company reserves the right to require proof of death.

ARTICLE 16. SICK LEAVE

A.    Full-time employees who have worked at least six (6) months, excluding absences, shall be entitled to receive five (5) days sick leave with pay each contract year. Sick leave shall not be cumulative, and unused sick leave days will be paid at the end of the contract year.

B.     An employee who claims sick leave pay for taking time off when such employee was not ill shall be subject to discharge for good cause. The Company reserves the right to verify all absences of more than one day due to sickness before payment.

ARTICLE 17. WELFARE

A.    The Employer agrees to pay the UNITE HERE National Health Fund $205 per month, effective on the first of the month following a full time employee’s completion of two hundred and ten (210) days of employment; effective April 1, 2007, the amount of contribution shall be increased to $220 per month. The Employer agrees, effective April 1, 2007, to pay $25 per month effective on the first of the month following a part time employee’s completion of two hundred and ten (210) days of employment.

B.     The parties agree that Duane Reade Inc. shall continue to make contributions to the UNITE HERE National Health Fund set forth in the supplemental agreement attached hereto entitled “UNITE HERE NATIONAL HEALTH FUND” already executed by the parties, except as modified by the Collective Bargaining agreement and any other agreements between the parties.

C.     The Company agrees to notify the Union within ten (10) calendar days of terminating health contributions for eligible members. The Union and said respective Funds shall have the right at all times to examine the Employer’s books and records for the purpose of determining whether the Employer is complying with the provisions of this Agreement.

D.    Disability Benefit Law. The Employer shall, during the term of this Agreement, at its sole expense and without deduction from its employees, fully cover its employees under the New York and New Jersey State Disability Benefits Law.

E.     All full-time employees, following the completion of two hundred and ten (210) days of employment will be eligible to participate in the Duane Reade Prescription Program. The employees will not be required to make contributions to participate in the Duane Reade Prescription Program. Duane Reade shall continue the existing Duane Reade Prescription Program for the duration of this Agreement, however, effective January 1, 2007, the Company has the right to change the co-pays provided it is done on a company-wide basis. Such changes may only be made once a year.

ARTICLE 18. UNITE HERE NATIONAL RETIREMENT FUND

A.    The Employer agrees to contribute into the UNITE HERE NATIONAL RETIREMENT FUND on behalf of all full-time employees who have completed ninety (90) days of continuous service an amount as specified in the pension supplement to this contract.

B.     The parties agree that Duane Reade Inc. shall continue to make contributions to the UNITE HERE National Retirement Fund as set forth in the pension supplemental agreement attached hereto entitled “UNITE HERE NATIONAL RETIREMENT FUND” already executed by the parties, except as modified by the Collective Bargaining Agreement and any other agreements between the parties.

ARTICLE 19. NOTICES

A.    All notices required to be made hereunder must be made in writing, by certified or registered mail or other means showing proof of delivery, and sent by each party hereto to the other to the addresses respectively set forth herein above, unless similarly notified in writing of a change in address.

ARTICLE 20. UNION VISITATION

A.    Representatives of the Union shall be permitted to visit the stores of the Employer for a reasonable period of time for the purpose of meeting with the employees and for the purpose of observing whether or not the terms and conditions of this Agreement are carried out. Union representatives agree to make their presence known to the Store Manager or Assistant Store Manager before speaking with employees or within a reasonable period of time upon arriving at the store. Such visits shall not interfere with the normal operations of the store.

B.     The Union shall represent the employees of the Employer and the Employer shall deal with the Union or its duly accredited representative with respect to any matter affecting same.

ARTICLE 21. INVALIDATION

A.    Should any section, or portion thereof, of this Agreement beheld unlawful and unenforceable by any tribunal of competent jurisdiction, such decision shall apply only to the specified section or portion thereof directly specified in the decision and not affect the validity or enforceability of the remainder of this Agreement, including but not limited to Article 13.

ARTICLE 22. SUCCESSORS

A.    This contract shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

ARTICLE 23. TERM OF AGREEMENT

A.    This Agreement shall be in full force and effect from April 1, 2006 through and including March 31, 2009 and shall thereafter be automatically renewed for one (1) year unless and until either party shall give the other a written notice at least two (2) months prior to the expiration of the Agreement of its intention to terminate the Agreement.

ARTICLE 24. COMPLETE AGREEMENT

A.    It is agreed that this Agreement is a complete agreement and covers all subjects and matters negotiable between the parties. It may not be changed orally, and may be amended only by a writing signed by the parties hereto.

ARTICLE 25. WAGE SCHEDULE

A.    Minimum start rate: Minimum Wage:

Newly hired employees shall receive an increase of 25 cents per hour after sixty (60) days of employment.

Employees shall receive a wage increase of 10 cents per hour commencing on such employee’s first anniversary date of employment.

B.     Employees who have passed their Trial Period as provided herein shall be paid no less than 25 cents per hour over any future legal minimum wage.

C.     General Wage Increase:

All employees on the payroll on the effective dates set forth below and who have passed their Trial Period as provided for herein shall receive the following increases in their then present hourly wage:

Effective April 1, 2006—Twenty-five cents ($0.25) per hour

Effective April 1, 2007—Thirty-five cents ($0.35) per hour

Effective April 1, 2008—Thirty cents ($0.30) per hour

D.    All employees scheduled to work from midnight to 8:00 a.m. shall receive an additional $1.50 per hour.

E.     Upon ratification of this Agreement, a bonus will be paid to all employees with six (6) months or more of service on April 1, 2006. The bonus for each eligible employee will be calculated by multiplying twenty-five cents times all compensated hours paid to that employee during the period from April 1, 2005 to March 31, 2006.

ARTICLE 26. MISCELLANEOUS

A.    Where physically possible, the Employer will provide a bulletin board for Company and Union business in an employee gathering area (i.e. lounge, break room etc.) and will provide space for Union literature.

B.     The Employer agrees to permit a fifteen (15) minute Union orientation at the start of employment for all new hires in stores represented by the Union conducted by the store Union representative. The Employer shall include a union membership, dues check off and voluntary political action committee contribution cards in its new hire orientation materials.

C.     Employer shall adjust the work schedule of a designated Union representative to enable him or her to attend Union meetings once each quarter.

D.    All employees may elect to receive eligible pay through direct deposit.

ARTICLE 27. HEALTH & SAFETY ISSUES

A.    The Company agrees to provide the following:

1.                 A re-usable covering garment for use to protect employee’s clothes. A supply will be sent to each store and controlled by store management.

2.                 Clean restrooms and break rooms

3.                 Properly ventilated work areas

4.                 Access to clean drinking water

B.     The Company and Union agree to the creation of a five (5) member Health and Safety committee. This Committee shall meet at the Company’s headquarters once each calendar quarter (four times a year). The committee will consist of three (3) union store employees and two (2) management employees and a representative of the Union may attend. The purpose will be to bring environmental issues to the attention of management in the form of recommendations. Nothing in this paragraph shall obligate the Employer to follow through on the committee’s recommendations.

ARTICLE 28. JURY DUTY

A.    The Company agrees to compensate employees for up to three (3) days pay in conjunction with applicable court stipends for time lost while serving on jury duty.

ARTICLE 29. NEWLY ACQUIRED OR OPENED STORES

A.    The Employer, including its management and supervisors, shall be neutral and shall not oppose, directly or indirectly, the Union’s efforts to organize the employees in any newly acquired or opened stores in which the bargaining unit employees are not represented by a union.

B.     The Employer shall recognize the Union when it obtains majority support among bargaining unit employees (as defined in Article I) in a store as evidenced through signed authorization cards.

C.     Any dispute arising under this Article shall be resolved pursuant to Grievance and Arbitration Article 14, except that the Arbitrator shall be, based on earliest availability. Roger Maher, Eugene Coughlin or Steve Bluth.

D.    The Employer waives its right to seek an NLRB election to resolve representational issues at newly acquired or opened stores.

E.     The Union and its representatives will not coerce or threaten any employee in an effort to obtain authorization cards, nor will the Union disparage the Employer, its products, services, policies or practices, or the Employer’s officers, management, agents or employees. If the Employer believes that a statement by the Union during an organizational campaign violates this Paragraph E, it shall inform the Union of its allegation. If the parties cannot reach agreement on the content and form of the Employer’s statement in response within six (6) hours, the Employer may issue its statement in response in a manner commensurate to the alleged violation. The Union may request arbitration. The arbitrator is empowered to order an appropriate remedy.

ARTICLE 30. SHOP STEWARDS

The Employer recognizes the right of the Union to designate a Shop Steward in each store that employs more than fifteen (15) bargaining unit employees. The Shop Steward shall enjoy top seniority for purposes of layoff only.

The authority of the Shop Steward designated by the Union shall be limited to, and shall not exceed, the following activities:

1.      The investigation and presentation of grievances in accordance with the provisions of the collective bargaining agreement.

2.      The transmission of such messages and information which shall originate with and are authorized by the Union or its officers, provided such messages and information:

a.      have been reduced to writing, or

b.      if not reduced to writing, are of a routine nature and do not involve work stoppages, slow downs, refusal to handle goods or assist customers, refusal to follow instructions, or any other interference with the Employer’s business.

Shop stewards are to perform the duties without unduly interfering with store operations including their own job duties and responsibilities.

ARTICLE 31. NO DISCRIMINATION

The Employer agrees that it will not discriminate against employees because of such employee’s race, creed, color, national origin, age, disability, religion, veteran status, sex, sexual orientation, union affiliation, marital status, or other classifications protected by federal and/or state law. The use of the words “his,” “him” or “he” in this Agreement are intended to be gender neutral and are intended to be used interchangeably with the words “hers,” “her” and “she” for purposes of this Agreement.

Agreed:	Agreed:
LOCAL 340A, NEW YORK JOINT BOARD, UNITE-HERE	DUANE READE, INC.
By:	By:
Date Signed:	Date Signed: